UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): March 8, 2005


                         MARLIN BUSINESS SERVICES CORP.
                 (Exact Name of Registrant Specified in Charter)

       Pennsylvania                    000-50448               38-3686388
      (State or Other              (Commission File           (I.R.S. Employer
      Jurisdiction of                   Number)              Identification No.)
      Incorporation)

                      300 Fellowship Road
                        Mount Laurel, NJ                               08054
           (Address of Principal Executive Offices)                  (Zip Code)


       Registrant's telephone number, including area code: (888) 479-9111



          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02. Results of Operations and Financial Condition.
           ---------------------------------------------

         The Registrant issued a press release on March 10, 2005 regarding the matters discussed under Item 4.02(a) below, which include adjustments to previously issued financial statements. The press release is attached as Exhibit
99.1 hereto. The information under this Item 2.02 in this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission.


Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
-------------------------------------------------------------------------------

(a) This filing describes certain corrections which the Registrant will be making in the course of restating certain of its prior period financial statements. Following a review of its lease-related accounting policies, the Registrant is changing the timing of the recognition and classification of "interim rent", which represents rental payments paid by certain customers to cover the period between the installation of equipment and the commencement of the lease contract. As a result, on March 8, 2005, the Registrant's Board of Directors, including its Audit Committee, concluded that the Registrant's previously filed financial statements should be restated. The Registrant will report the effects of this change on prior periods in its Form 10-K for the year ended December 31, 2004, including restated financial statements for the years ended December 31, 2003 and December 31, 2002 and for the four quarters of fiscal years 2004 and 2003, and corrected information in the selected financial data table. The Registrant anticipates it will file its Form 10-K for the year ended December 31, 2004 on or before March 16, 2005.

         Since its inception in 1997, the Registrant has recognized interim rent in fee income at the time it was invoiced, and it has described this practice in its financial statements. The Registrant, in consultation with its independent accountants, KPMG LLP, has now determined that interim rent payments should be treated in the same manner as other fixed non-cancelable contractual minimum lease payments due from lessees in determining the Registrant's investment in direct financing leases. This treatment will defer the recognition of income for financial statement purposes while increasing the amount of unearned income for balance sheet purposes at the inception of the lease. The unearned income, net of initial direct origination costs, will be recognized over the lease term based on a constant periodic rate of return as interest income. This change lowered earnings for 2004 from the previously reported $13.8 million or $1.18 per diluted share to $13.5 million or $1.15 per diluted share. The impact on 2005 is estimated to lower earnings by approximately $0.02 to $0.03 per diluted share.

         This change relates principally to the timing of income recognition for financial statement purposes. It is a non-cash adjustment and will not have any impact on historical or future cash flows or any other aspect of the Registrant's business. It will also not affect compliance with covenants under the Registrant's existing credit facilities.

         The Registrant estimates that the cumulative effect of this restatement from 1997 through the year ended December 31, 2004 will be to reduce retained earnings by approximately $1.9 million, and book value per common share by $0.17. Net investment in leases will decrease approximately $3.2 million related to the additional recorded unearned income that will be earned over the remaining term of the leases.

         As a result of the restatement, the financial statements contained in the Registrant's prior filings with the SEC should no longer be relied upon. The Registrant's Audit Committee discussed the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02(a) with the Registrant's independent registered public accounting firm.

         The Registrant will host a conference call on Friday, March 11, 2005 at 9:00 a.m. ET to discuss the restatement. Participants can dial (877) 407-9210 (international participants should use (201)-689-8049) to listen to the call. The call will also be webcast on the Investor Relations page of the Registrant's website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of the Registrant's website for approximately 90 days.

Item 9.01. Financial Statements and Exhibits.
           ---------------------------------

(c) Exhibits.

99.1   Press Release issued by Marlin Business Services Corp. on March 10, 2005.

                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         MARLIN BUSINESS SERVICES CORP.



Date:  March 10, 2005                By:  /s/   Bruce E. Sickel
                                        --------------------------------------
                                     Name: Bruce E. Sickel
                                     Title: Chief Financial Officer


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                                INDEX TO EXHIBITS



99.1   Press Release issued by Marlin Business Services Corp. on March 10, 2005.